Exhibit 10.4.1

Amendment to

Marketing Agent Agreement

This Amendment is made by and between MERK INVESTMENTS LLC (“Merk”), a Delaware limited liability company, for itself and as sponsor of VanEck Merk Gold Trust (the “Trust”) (Ticker: OUNZ) and VAN ECK SECURITIES CORPORATION (“VanEck” and together with Merk, the “Parties), a Delaware corporation.

Whereas, Merk and VanEck entered into the Marketing Agent Agreement on October 22, 2015 (the “Agreement”), whereby Merk retained VanEck to provide assistance with the marketing of Shares, as such term is defined in the Agreement.

Whereas, the Parties have agreed to amend the Agreement.

Now Therefore, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

1)	Section 3.2 “Fees Payable to Van Eck,” is hereby deleted in its entirety and replaced with the following:

3.2	Fees Payable to Van Eck. In connection with Van Eck’s marketing role with respect to the Trust, Van Eck will receive a fee (“Fee”) calculated in the manner set forth below, subject to the Fee Cap (as defined in Section 3.3).

Assets of the Trust	Fee
Up to $750 million of the assets of the Trust not attributable to Shares held by Merk or its affiliates (“Third Party Assets”) (“Eligible Assets within Breakpoint A”)	50% of the “Net Revenue” (the amount that is determined by aggregating the total Sponsor’s Fee, as set forth in the Registration Statement, paid to the Sponsor and then subtracting from that calculated number the Expenses as set forth on Schedule A hereto) attributable to Eligible Assets within Breakpoint A

Greater than $750 million of Third Party Assets (“Eligible Assets within Breakpoint B”)	The sum of (i) 50% of the Net Revenue attributable to Eligible Assets within Breakpoint A and (ii) 75% of the Net Revenue attributable to Eligible Assets within Breakpoint B

Net Revenue shall be calculated by the named sponsor of the Trust, subject to review and approval by Van Eck, consistent with the parameters set forth on Schedule A hereto.

2)	Defined terms shall have the meaning ascribed to them in the Agreement unless noted otherwise.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Amendment to be executed, effective July 24, 2020.

Merk Investments LLC		Van Eck Securities Corporation

By:	/s/ Axel Merk	By:	/s/ Lee Rappaport
Name:	Axel Merk	Name:	Lee Rappaport
Title:	President	Title:	Vice President